Exhibit 16.1


May 17, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 17, 2004, to be filed by our former client, Victoria Industries, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very  truly  yours,


/s/  BDO  Dunwoody  LLP

BDO  Dunwoody  LLP